Exhibit (a)(1)

             TRUST AGREEMENT OF XYZ EXCHANGEABLE SECURITIES TRUST


          TRUST AGREEMENT, dated as of October 24, 1997 among PW Exchangeable Securities Inc., as Sponsor, and Donald J. Puglisi, William R. Latham III and James B. O'Neill, as Trustees. The Sponsor and the Trustees hereby agree as follows:

          1. The trust created hereby shall be known as "XYZ Exchangeable Securities Trust", in which name the Trustees may conduct the business of the Trust, make and execute contracts, and sue and be sued.

          2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trustees the sum of $1. The Trustees hereby acknowledge receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Trustees hereby declare that they will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801, et
                                                -------
seq. and that this document constitute the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Secretary of State of the State of Delaware in the form attached hereto.

          3. The Sponsor and the Trustees will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

          4.   This  Trust  Agreement  may   be  executed  in  one   or  more
counterparts.

          5. The Trustees may resign upon thirty days prior written notice to the Sponsor.

          IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                                   PW EXCHANGEABLE SECURITIES INC.,
                                   as Sponsor

                                   /s/ Roberts W. Brokaw III
                                   ---------------------------------------
                                   Name:  Roberts W. Brokaw III
                                   Title: President


                                   TRUSTEE

                                   /s/ Donald J. Puglisi
                                   ---------------------------------------
                                   Donald J. Puglisi,
                                   as Trustee


                                   TRUSTEE

                                   /s/ William R. Latham III
                                   ---------------------------------------
                                   William R. Latham III,
                                   as Trustee


                                   TRUSTEE

                                   /s/ James B. O'Neill
                                   ---------------------------------------
                                   James B. O'Neill,
                                   as Trustee